Exhibit 3.3

ARTICLES OF ORGANIZATION

OF

BURLINGTON COAT FACTORY REALTY OF HUNTSVILLE LLC

Pursuant to the Alabama Limited liability Company Act, the undersigned hereby adopts the following Articles of Organization.

I	The name of the limited liability company is Burlington Coat Factory Realty of Huntsville LLC (the “Company”).

II	The duration of the Company is perpetual.

III	The Company has been organized for the following purpose(s):

IV	The street address of the registered office of the Company is 150 South Perry Street, Montgomery, Alabama 36104 and the name of the registered agent at that office is CSC - Lawyers Incorporating Service Incorporated.

V	The names and addresses of the initial member, and organizer are:

RECEIVED	Initial Member:
MAR 18 2002	Burlington Coat Factory Warehouse of Long Island, Inc.
SECRETARY	1830 Route 130N
OF STATE	Burlington, NJ 08016

Organizer:
Alexander J. Chung
c/o Philips Nizer Benjamin Krim & Ballon LLP
666 Fifth Avenue
New York, NY 10103

Any provision that is not inconsistent with the law for the regulation of the internal affairs of the Company is permitted to be set forth in the operating agreement of the Company.

IN WITNESS THEREOF, the undersigned organizer executed these Articles of Organization on this 12th day of March, 2002.

/s/ Alexander J. Chung

CERTIFIED COPY
I hereby certify this document was filed in
Montgomery County, Alabama on 3/14/02 in
Book 234
Page 16
Reese McKinney, Jr.
Judge of Probate